EXHIBIT 99.1

    NEWS RELEASE                                                     CONTACT
                                                             David E. Bosher
                                                  Vice President & Treasurer
                                                              (804) 287-5685

                  CADMUS COMMUNICATIONS ANNOUNCES ACQUISITIONS

    RICHMOND, VA, October 16, 1995 -- Cadmus Communications Corporation (NASDAQ NMS: CDMS) announced today that it has entered into agreements to acquire three companies.

    Cadmus entered into a definitive agreement to acquire the assets of The Software Factory, Inc., a provider of software packaging and media duplication services to small-to-medium size software publishers and corporations. The Software Factory is a privately-held Atlanta-based firm with revenues of $10.8 millon for the twelve months ended June 30, 1995. The acquisition is subject to certain conditions. Michael F. Heazel, founder and sole shareholder of The Software Factory, will continue in the role of president after the acquisition.

    Cadmus also announced that it acquired certain of the assets of The Mowry Company, a direct marketing agency headquartered in Long Beach, California. The agency specializes in frequency and loyalty direct marketing programs, as well as traditional direct response advertising. Clients of the agency include financial services, investment, entertainment, high-tech and travel companies. The Mowry Company had approximately $4 million in annual revenues for the twelve months ended June 30, 1995. The agency, which employs 15 professionals, became a part of Cadmus Direct Marketing, Inc.

    Finally, Cadmus entered into a letter of intent to acquire the assets of PeachWeb Corp., a privately-held firm specializing in the development and delivery of Internet and World Wide Web services. PeachWeb, located in Atlanta, Georgia, has annualized revenues of approximately $1 million and employs a staff of 10 associates. Following the acquisition, PeachWeb will become part of Cadmus Interactive, Inc. The acquisition is subject to certain conditions.

    Headquartered in Richmond, Virginia, Cadmus Communications Corporation is a graphic communications company specializing in printing, marketing, and publishing.